Exhibit 99.1

For Immediate Release	For more information contact:
Tuesday, May 13, 2008	Frank T. Kane
Senior Vice President-Finance & CFO
Chromcraft Revington, Inc.
Reports First Quarter Results
West Lafayette, Indiana, May 13, 2008 — Chromcraft Revington, Inc. (AMEX:CRC) today reported its financial results for the first quarter ended March 29, 2008.
Operating Results
Consolidated sales for the three months ended March 29, 2008 were $27.5M compared to $33.8M for the prior year period, a decrease of 18.9%. Shipments of residential furniture for the quarter were lower primarily due to the weak retail environment, competitive pressures from imported furniture and the impact of restructuring activities at the Company. Commercial furniture sales continued to grow in the first quarter as compared to the prior year period due to higher shipments of office seating products.
Consolidated sales for the first quarter of 2008 were 3.1% lower as compared to sales for the fourth quarter of last year. Shipments in the first quarter of 2008 were favorably impacted by a reduction in backlog.
Operating loss for the first three months of 2008 was $2.2M compared to $2.0M for the same period last year. The increase in the operating loss in 2008 was primarily due to the lower sales volume and higher restructuring related costs. Improved sales mix, a reduction in certain overhead expenses, lower selling expenses and reduced compensation related costs helped offset the negative effects of lower sales.
As previously reported, the Company announced that manufacturing activities at its Delphi, IN location will cease on May 30, 2008 and products made at this facility will be sourced from overseas suppliers. The Company plans to continue its Delphi distribution and warehouse operation, sell its manufacturing equipment and reduce its workforce by approximately 150 Associates at this site. In connection with the restructuring activities, the Company recorded inventory write-downs and asset impairment charges of $.7M pre-tax for the three months ended March 29, 2008. Additional restructuring costs for exit activities and employee termination benefits will be recorded as incurred and are expected to be $.7M pre-tax.
Management Comments
Ben Anderson-Ray, the Company’s Chairman and CEO, commenting on these results stated, “We continue to make organizational progress toward our new business model and operational structure. The financial results for the quarter reflect the costs of these progressive shifts. Since the beginning of 2008, we have continued the overall transition toward a unified organization. We have also increased our use of global sourcing with sales of imported products growing at over 11% compared to the first quarter last year and our import mix shifted accordingly. We also continued our transition of U.S. based operations towards built-to-order customization and distribution logistics. Importantly, we successfully launched a number of new product programs at the recent High Point Market. Perhaps the most important program launched is a customizable gallery marketing program to help retailers drive their business. The significance of this program is that it demonstrates another important step toward our vision of becoming a market driven organization. While we still have more distance to go on our operational transitions, the new product and marketing programs reflect important elements of our future growth strategy.”

He further added, “Conditions in the furniture industry continued to be very difficult in the first quarter and we expect the second quarter and the balance of the year to remain challenging. However, we remain committed to our strategy of transitioning our business to one that is consumer and customer driven. We believe this strategy will differentiate us in the market. Since the beginning of the year, we have reduced the number of Associates in the Company by over 15%. The conversion of our Delphi, Indiana facility to a distribution center will further reduce the number of Associates. Each component of our restructuring is one more important step to improving the Company’s competitiveness and enhancing its adaptability to the dynamics of the market. We believe this transition will position our Company for the future when economic conditions improve.”
The Company, as part of its transformation to a new business model, has incurred asset impairment charges, inventory write-downs, plant shutdown costs, employee severance costs and other restructuring related costs. Additional transition costs, reduced revenue, increased operating expenses, restructuring charges and asset impairments will likely occur as the Company continues its transformation.
Chromcraft Revington businesses design, manufacture, source and market residential as well as commercial furniture throughout North America. The Company wholesales its residential furniture products under the CR-Home banner with “Chromcraft,” “Peters-Revington,” “Silver,” “Cochrane” and “Sumter” as brand names. It sells commercial furniture under the “Chromcraft” brand name.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “likely,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the current recessionary trends in the U.S. economy; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transformation; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; and other factors that generally affect business. Additional risks relating to the Company’s business are set forth in the Company’s Form 10-K for the year ended December 31, 2007.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.
* * *

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended
	March 29,	March 31,
	2008	2007

Sales	$27,463	$33,847

Gross margin	4,449	5,490

Selling, general and administrative expenses	6,635	7,466

Operating loss	(2,186)	(1,976)

Interest income (expense), net	(59)	18

Loss before income tax benefit	(2,245)	(1,958)

Income tax benefit	—	780

Net loss	$(2,245)	$(1,178)

Loss per share of common stock
Basic	$(.49)	$(.26)
Diluted	$(.49)	$(.26)

Shares used in computing loss per share
Basic	4,562	4,471
Diluted	4,562	4,471

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	March 29,	December 31,
	2008	2007

Cash and cash equivalents	$5,311	$8,785
Accounts receivable	14,036	12,187
Refundable income taxes	4,325	4,325
Inventories	23,463	24,455
Assets held for sale	—	455
Prepaid expenses and other	1,093	1,266

Current assets	48,228	51,473

Property, plant and equipment, net	17,205	17,456
Other assets	795	805

Total assets	$66,228	$69,734

Accounts payable	$4,082	$5,137
Accrued liabilities	6,014	6,047

Current liabilities	10,096	11,184

Long-term liabilities	2,006	2,286

Total liabilities	12,102	13,470

Stockholders’ equity	54,126	56,264

Total liabilities and stockholders’ equity	$66,228	$69,734

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Three Months Ended
	March 29,	March 31,
	2008	2007
Operating Activities
Net loss	$(2,245)	$(1,178)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	435	487
Deferred income taxes	—	96
(Gain) loss on disposal of assets	4	(357)
Non-cash ESOP compensation expense	83	144
Non-cash stock compensation expense	24	95
Provision for doubtful accounts	148	174
Non-cash inventory write-downs	550	384
Non-cash asset impairment charges	210	—
Changes in operating assets and liabilities
Accounts receivable	(1,997)	546
Inventories	442	1,854
Prepaid expenses and other	173	(497)
Accounts payable and accrued liabilities	(1,088)	(1,345)
Other long-term liabilities and assets	(270)	(170)

Cash provided by (used in) operating activities	(3,531)	233

Investing Activities
Capital expenditures	(398)	(167)
Proceeds on disposal of assets	455	2,518

Cash provided by investing activities	57	2,351

Change in cash and cash equivalents	(3,474)	2,584
Cash and cash equivalents at beginning of the period	8,785	8,418

Cash and cash equivalents at end of the period	$5,311	$11,002